Exhibit 10.2

Execution Copy

CERTAIN CONFIDENTIAL INFORMATION INDICATED BY “[***]” HAS BEEN OMITTED FROM THE FILED COPY OF THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

SHARE EXCHANGE AGREEMENT

dated as of 28 May 2021

between

Wolfgang Peter Hoppe Zum Roten Stein 8 D-79108 Freiburg im Breisgau Germany

(the “Seller 1”)

Henrik Bulskov

(the “Seller 2”)

Prof. Dr. Joachim Müller-Quernheim

(the “Seller 3”)

Dr. Björn Christian Frye

(the “Seller 4”)

Marc Alexander Kessemeier

BG Consulter GmbH

(the “Seller 6”)

APARA-Bioscience GmbH

(the “Seller 7”)

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Ulrich Birsner

(the “Seller 8”)

Annette Marlene Schätzle

(the “Seller 9”) (Seller 1 through Seller 9 together the “Sellers” and each individually a “Seller”)

and

RELIEF THERAPEUTICS Holding SA avenue de Sécheron 15 CH-1202 Geneva Switzerland
(the “Buyer”)

regarding the sale and purchase of all shares in

AdVita Lifescience GmbH

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TABLE OF CONTENT

PREAMBLE		6

1.	DEFINITIONS AND INTERPRETATION	7

1.1	DEFINITIONS	7
1.2	INTERPRETATION	7

2.	SALE AND PURCHASE	7

3.	PURCHASE PRICE	7

3.1	PAYMENT SHARES AND MILESTONES	7
3.2	PAYMENT OF THE PURCHASE PRICE	8
3.3	ESCROW	9
3.4	NO LEAKAGE	10

4.	ACTIONS BETWEEN SIGNING AND CLOSING	11

4.1	IN GENERAL	11
4.2	FOREIGN INVESTMENT CONDITION	11
4.3	PRE-CLOSING COVENANTS OF THE SELLERS	11

5.	CONDITIONS PRECEDENT TO CLOSING	12

5.1	CONDITIONS TO THE OBLIGATIONS OF EACH PARTY	12
5.2	CONDITIONS PRECEDENT REGARDING THE OBLIGATIONS OF THE BUYER	13
5.3	WAIVER OF NON-SATISFIED CONDITIONS	13
5.4	RIGHT OF TERMINATION	13

6.	CLOSING	14

6.1	CLOSING DATE AND PLACE	14
6.2	ACTIONS BY THE SELLERS	14
6.3	ACTIONS BY THE BUYER	15
6.4	SIMULTANEOUS CLOSING ACTIONS	15
6.5	CLOSING MEMORANDUM	15
6.6	BENEFIT AND RISK	15

7.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS	15

7.1	INCORPORATION AND AUTHORITY	15
7.2	SHARES	16
7.3	INCORPORATION AND QUALIFICATION	17
7.4	LITIGATION	18
7.5	FINANCIAL STATEMENTS	18
7.6	TAXES	20
7.7	ASSETS	21
7.8	COMPLIANCE	21
7.9	MATERIAL CONTRACTS	21
7.10	PERMITS AND LICENSES	23
7.11	CLINICAL TRIALS	23
7.12	INSURANCE	24
7.13	INTELLECTUAL PROPERTY RIGHTS	24
7.14	IT SYSTEMS	25
7.15	DATA PROTECTION COMPLIANCE	26

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7.16	PRODUCTS	26
7.17	CONDUCT OF BUSINESS SINCE THE LOCKED BOX DATE	27
7.18	EMPLOYMENT MATTERS	28
7.19	SOCIAL SECURITY AND PENSIONS	29
7.20	REAL ESTATE	30
7.21	M&A TRANSACTIONS	30
7.22	CORPORATE BOOKS	30
7.23	NO BROKER’S FEES	30
7.24	CERTAIN PAYMENTS	30
7.25	AFFILIATES AND CONNECTED PERSONS	31
7.26	FULL DISCLOSURE	31
7.27	NO BREACH OF WARRANTY	31

8.	REPRESENTATIONS AND WARRANTIES OF THE BUYER	31

8.1	INCORPORATION AND AUTHORITY	31
8.2	EFFECT OF EXECUTION OF AGREEMENT	32
8.3	CONSENT	32
8.4	PAYMENT SHARES	32
8.5	NO BREACH OF WARRANTY	33

9.	EXCLUSIVE REPRESENTATIONS AND WARRANTIES	33

10.	REMEDIES OF BUYER FOR BREACH OF REPRESENTATIONS AND WARRANTIES	33
10.1	SELLERS’ RIGHT TO CURE AND SELLERS’ LIABILITY	33
10.2	NOTICE OF BREACH	33
10.3	TERM	34
10.4	THIRD PARTY CLAIMS	34
10.5	REDUCTION OF LIABILITY	35
10.6	LIMITATION OF LIABILITY	36
10.7	REMEDIES OF THE SELLERS	36

11.	SPECIFIC INDEMNITIES	37

11.1	GENERAL	37
11.2	TAXES	37
11.3	OTHER SPECIFIC INDEMNITIES	37

12.	OTHER COVENANTS	37

12.1	CONFIDENTIALITY	37
12.2	PUBLIC ANNOUNCEMENTS	38
12.3	NON-COMPETITION AND NON-SOLICITATION BY THE SELLERS	38

13.	MISCELLANEOUS	39

13.1	COSTS AND TRANSFER TAXES	39
13.2	SELLERS’ REPRESENTATIVE	39
13.3	NOTICES	39
13.4	WAIVER	40
13.5	ENTIRE AGREEMENT	41
13.6	SEVERABILITY	41
13.7	AMENDMENT	41

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13.8	ASSIGNMENT	41
13.9	GOVERNING LAW	41
13.10	JURISDICTION	41

TABLE OF ANNEXES		46

ANNEX D – SHAREHOLDERS		47

ANNEX 1 – DEFINITIONS		48

ANNEX 2 – SHAREHOLDERS’ RESOLUTION		53

ANNEX 3.3 – ESCROW AGREEMENT		54

ANNEX 3.4 – PERMITTED LEAKAGE		57

ANNEX 4.3 – BUDGET		56

ANNEX 5.2D) – TERMINATION AGREEMENT CLEMENS ALBER		57

ANNEX 5.2E) – TERMINATION AGREEMENT SYLVIA RITTHALER		58

ANNEX 6.2B) – TRANSFER DEED		59

ANNEX 6.2C) – NEW EMPLOYMENT AGREEMENTS		60

ANNEX 7.1C) – SPOUSES’ CONSENTS		61

ANNEX 7.3F)(I) – EXCERPT FROM THE COMMERCIAL REGISTER OF THE COMPANY		62

ANNEX 7.3F)(II) – ARTICLES OF ASSOCIATION OF THE COMPANY		63

ANNEX 7.3F)(III) – CERTIFICATE OF INCORPORATION OF THE US SUBSIDIARY		64

ANNEX 7.3F)(IV) – BY-LAWS OF THE US SUBSIDIARY		65

ANNEX 7.3F)(V) – EXCERPT FROM THE COMMERCIAL REGISTER OF THE SWISS SUBSIDIARY		66

ANNEX 7.3F)(VI) – ARTICLES OF ASSOCIATION OF THE SWISS SUBSIDIARY		67

ANNEX 7.4 – LITIGATION		68

ANNEX 7.5A) – FINANCIAL STATEMENTS		69

ANNEX 7.5E) – INDEBTEDNESS		70

ANNEX 7.9A) – MATERIAL CONTRACTS		71

ANNEX 7.10A) – LICENSES		73

ANNEX 7.13A) – IP RIGHTS		74

ANNEX 7.18A) – LIST OF EMPLOYEES AND FREELANCERS		76

ANNEX 7.18C) – OTHER EMPLOYEES’ AND FREELANCERS’ ENTITLEMENTS		77

ANNEX 10.5E) – DISCLOSED INFORMATION		78

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PREAMBLE

A.

AdVita Lifescience GmbH is a limited liability company organized under the laws of Germany, registered with the commercial register of the Regional Court (Amtsgericht) of Freiburg im Breisgau, Germany, under the number HRB 719974, with legal domicile at Alte Bundesstraße 20, D-79194 Gundelfingen, Germany (the “Company”). The registered share capital (Stammkapital) of the Company amounts to EUR 25,918, divided into 25,918 shares (Geschäftsanteile) with a nominal value of EUR 1.00 each, all fully paid-in (each a “Share” and several or all of them the “Shares”, as the context requires).

B.

The main purpose of the Company as set forth in the articles of association and registered with the commercial register is the development, production and distribution of diagnostic and pharmaceutical technologies, marketing strategies and products. The Company is developing effective products and strategies to improve the therapy and diagnostics of rare lung diseases (the “Business”). The Business currently conducted by the Company is limited to the development, the conduct of clinical trials and, solely for the purpose of the clinical trial, the manufacturing (outsourced) of investigational medicinal products.

C.

The Company directly owns (i) all the shares in AdVita Lifescience Inc., c/o Reiss + Colleagues P.C., 420 Lexington Avenue, Suite 2818, New York, NY 10170, US (the “US Subsidiary”), and (ii) all of the 100,000 common registered shares (Namenaktien) with a par value of CHF 1.00 of the Swiss corporation AdVita Lifescience AG, registered with the commercial register of the canton of Basel-City under company number CHE-407.216.721 and with legal domicile at Lautengartenstrasse 14, 4052 Basel (the “Swiss Subsidiary”; the Company, the US Subsidiary and the Swiss Subsidiary each a “Group Company” and together the “Group Companies” or the “Group”).

D.	The Sellers are the sole owners of all Shares without any encumbrances as set forth in Annex D.

E.

The Buyer is a Swiss corporation organized under the laws of Switzerland, registered with the commercial register of the canton of Geneva under company number CHE-113.516.874, with legal domicile at avenue de Sécheron 15, CH-1202 Geneva, Switzerland. The registered share capital (Aktienkapital) of the Buyer amounts to CHF 33,717,272.48, divided into 3,371,727,248 common registered shares (Namenaktien) with a nominal value of CHF 0.01 each, all fully paid-in (each a “Buyer Share” and several or all of them the “Buyer Shares”, as the context requires).

F.	The Buyer is active as a biopharmaceutical company with its lead compound RLF-100TM (Aviptadil) in advanced clinical development to treat severe COVID-19 patients.

G.

On 19 January 2021, the Sellers and the Buyer entered into a binding term sheet (the “Binding Term Sheet”), pursuant to which the Buyer agreed to purchase from the Sellers and the Sellers agreed to sell to the Buyer, all Shares of the Company, in exchange for EUR 25,000,000 of Buyer Shares and possible future contingent milestone payments of up to EUR 20,000,000 in cash.

H.

Simultaneously with entering into the Binding Term Sheet, the Parties entered into a convertible loan agreement, pursuant to which the Buyer agreed to grant the Company a loan in the total amount of EUR 2,000,000 (the “Convertible Loan Agreement”).

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I.

Following the confirmatory due diligence by the Buyer and its legal, financial and other advisors, the Sellers and the Buyer now wish to further formalize Binding Term Sheet by entering into this Agreement.

Therefore, the Sellers and the Buyer (each a “Party” and together the “Parties”) have come to the following agreement:

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Capitalized terms shall have the meaning assigned to such terms in Annex 1.

1.2	Interpretation

a)	Unless the context otherwise requires, words denoting the singular shall include the plural and vice versa and references to any gender shall include all other genders.

b)	Whenever the words “include”, “includes”, “including” and “in particular” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

c)

Any reference to “writing” or “written” includes any legible reproduction of words delivered in permanent and tangible form, including PDF files transmitted by email (but does not include plain email).

2.	SALE AND PURCHASE

Subject to the terms and conditions of this Agreement, each of the Sellers hereby sells (verkauft) and shall transfer and assign (übertragen und abtreten) by way of a separate notarial deed at Closing to the Buyer, and the Buyer hereby purchases and shall accept the transfers and assignments under such separate notarial deed at Closing from the Sellers, of all of the Shares held by the respective Seller free and clear from any encumbrances. The Shares are sold together with all ancillary rights including the right to profits which have not yet been distributed. The shareholders’ meeting of the Company has approved the transactions contemplated hereby by way of the shareholders’ resolution attached hereto as Annex 2.

3.	PURCHASE PRICE

3.1	Payment Shares and Milestones

The purchase price for all the Shares shall consist of:

a)	a fixed price of EUR 25,000,000 solely payable in Buyer Shares (the “Payment Shares”), being computed as the product of the lower of:

i)	the closing price of Buyer Shares as of the Trading Day immediately preceding the Closing Date in EUR, applying the CHF-EUR Exchange Rate of the Trading Day immediately preceding the Closing Date, and

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ii)

the 60 Day VWAP preceding the Closing Date, multiplied by the number of Buyer Shares to equal EUR 25,000,000 (less any Leakage other than Permitted Leakage) (with any fractions of Buyer Shares to be rownded up).

b)

possible future contingent milestone payments in the aggregate maximum amount of up to EUR 20,000,000, each payable upon achievement of specific objectives as follows (each a “Milestone” and together the “Milestones”):

i)	EUR 5,000,000 upon the issuance of one of the Patents,

ii)

EUR 5,000,000 upon the first regulatory approval in the US or Europe for the inhaled form of Aviptadil for the prevention or therapy of acute respiratory distress syndrome (ARDS) or acute lung injury (ALI),

iii)	EUR 5,000,000 upon regulatory approval in the US or Europe for the inhaled form of Aviptadil for the treatment of sarcoidosis or berylliosis, and

iv)	EUR 5,000,000 for the identification of a partner for co-development or start of a clinical trial phase II in checkpoint inhibitor induced pneumonitis,

(together the “Purchase Price”).

3.2	Payment of the Purchase Price

At Closing, the Buyer shall transfer:

a)

the Payment Shares less (i) the Escrow Shares and (ii) any Leakage (other than Permitted Leakage) (the “Closing Payment”), by electronic transfer of the relevant number of Buyer Shares to the Sellers’ securities account no. [***] unless otherwise notified by the Sellers to the Buyer no later than ten Business Days before Closing (the “Sellers’ Securities Account”).

b)	the Escrow Shares, by electronic transfer of the relevant number of Buyer Shares, to the Escrow Securities Account (the “Escrow Payment”).

For the purposes of deducting the Leakage from the number of Payment Shares, the amount of any Leakage (if any), calculated in EUR or, if the Leakage is incurred in any currency other than EUR, at the applicable EUR Exchange Rate, is deducted from the fixed price of EUR 25,000,000 as set forth in Section 3.1a) above.

The Sellers will allocate the Closing Payment among themselves at their sole discretion, whereas the Buyer shall be fully released and discharged from its obligation to pay the Closing Payment upon crediting of the Closing Payment on the Sellers’ Securities Account and, accordingly, there shall be no liability or duty whatsoever by the Buyer in connection with such allocation of the Closing Payment among the Sellers.

Within ten Business Days upon the achievement of the first Milestone (as documented reasonably satisfactory to the Buyer) the Escrow Cash Amount shall be paid to the Escrow Cash Account and the remainder of the first Milestone shall be paid to the bank account of the Sellers notified by the Sellers to the Buyer no later than ten Business Days before such designated payment date (the “Sellers’ Bank Account”).

Any further Milestone payments shall be made within ten Business Days upon the achievement of such Milestone (as documented reasonably satisfactory to the Buyer) to the Sellers’ Bank Account.

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3.3	Escrow

As a security for any claims of the Buyer under this Agreement, the Buyer shall (i) on the Closing Date transfer an amount of EUR 1,500,000 in Buyer Shares (with any fractions of Buyer Shares to be rounded up) (the “Escrow Shares”) to a securities account opened in the name of the Escrow Agent (the “Escrow Securities Account”) and (ii) at the agreed date of payment upon fulfilment of the first Milestone pursuant to Section 3.1b), transfer an amount of EUR 2,500,000 (the “Escrow Cash Amount”) to a bank account opened in the name of the Escrow Agent (the “Escrow Cash Account”). The Escrow Shares and the Escrow Cash Amount shall be kept in escrow under the terms of an escrow agreement to be entered into at the Closing by the Sellers, the Buyer and the Escrow Agent, substantially in the form set forth in Annex 3.3 to be finalized pursuant to the terms hereof (the “Escrow Agreement”).

The Escrow Shares shall be released to the Sellers’ Securities Account as follows:

i)

Amounts of EUR 187,500 each payable in Buyer Shares to be calculated in accordance with Section 3.1a) (mutatis mutandis) (with any fractions of Buyer Shares to be rounded up) (each a “Tranche”) shall be released to the Sellers’ Securities Acccount upon Dr. Dorian Bevec uninterruptedly remaining in an unterminated (unless terminated (A) by the Company other than for cause (aus wichtigen Gründen) or material breaches by Dr. Dorian Bevec of the duties under the employment agreement, (B) by Dr. Dorian Bevec for cause or material breaches by the Company of the duties under the employment agreement or (C) due to death or permanent disability (dauerhafte Arbeitsunfähigkeit) of Dr. Dorian Bevec (each of (A), (B) and (C), a “Termination Event”)) employment relationship with the Company for each three months’ period following the Closing Date, up to an aggregate amount of up to EUR 1,500,000 in Buyer Shares after 24 months following the Closing Date.

If, upon a Tranche falling due, the balance of the Escrow Securities Account does not cover such Tranche, the Buyer shall transfer, at its sole discretion, (i) the shortfall of Buyer Shares to the Sellers’ Securities Account or (ii) a cash amount in Euro equivalent to such shortfall to the Sellers’ Bank Account.

In case of a Termination Event, the balance on the Escrow Securities Account less any payments made to the Sellers according to this Section 3.3i), shall be released to the Sellers. In an event of a termination of the employment agreement with Dr. Dorian Bevec (other than a Termination Event) the balance on the Escrow Securities Account less any payments made to the Sellers according to this Section 3.3i), shall be released to the Buyer.

ii)	12 months after the Closing, the balance of the Escrow Cash Account, less the amount of any claim under a Notice of Breach, shall be released to the Sellers by transfer to the Sellers’ Bank Account.

Any cash payments according to this Section 3.3 shall be made within ten Business Days upon the occurrence of the obligation to release part of the Escrow Cash Amount.

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Any transfer of Escrow Shares according to this Section 3.3 shall be made promptly on the day the obligation to release such Escrow Shares arises or – if such day is not a Business Day – on the next Business Day thereafter.

The fees and expenses of the Escrow Agent shall be borne equally by the Parties (i.e., 50% by the Sellers and 50% by the Buyer).

3.4	No Leakage

The Sellers shall indemnify and hold harmless the Buyer in terms of a non-accessory guarantee in the sense of art. 111 CO, Swiss Franc for Swiss Franc, irrespective of any fault of the Sellers (verschuldensunabhängig), without any deductions and any right of set-off of the Sellers, for and from any Leakage suffered, incurred or discharged by the Company during the period from (and excluding) the Locked Box Date to (and including) the Closing Date, except for the permitted Leakage set forth in Annex 3.4 (the “Permitted Leakage”). No limitations of the Sellers’ liabilities under this Agreement shall apply to any claims the Buyer may have under or in connection with this Section 3.4.

“Leakage” shall mean any dividend or other distribution of profits or assets, or any payments in lieu of any dividend or distribution of profits or assets from the Company, including:

a)	any dividend, or other distribution declared, paid or made by the Company;

b)	any redemption or purchase of shares or return of capital by the Company;

c)	any payments made by the Company to, or assets transferred to or liabilities assumed, indemnified or incurred for the benefit of, a Seller, an Affiliate of a Seller or a Connected Person of a Seller;

d)	the making of any gift or other gratuitous payment or other benefit or the sale or disposal or purchase of any asset by the Company;

e)	the waiver by the Company of any amount owed to the Company by a Seller, an Affiliate of the Seller or any Connected Person of a Seller;

f)

any fees, costs and expenses (and any irrecoverable VAT in respect of such amount) of external advisers engaged by the Company in relation to the sale of the Shares (including pursuant to this Agreement), which exceed the amount of EUR 50,000;

g)

any payment, security or loan (including loan repayments, management, monitoring, service or directors’ fees, or charges) by the Company to a Seller, an Affiliate of a Seller or any Connected Person of a Seller;

h)	agreeing, conditionally or otherwise, to do any of the matters referred to in the paragraphs above.

If a Seller becomes aware that there has been or will be any Leakage, the Sellers shall promptly notify the Buyer of the amount and details of such Leakage.

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4.	ACTIONS BETWEEN SIGNING AND CLOSING

4.1	In General

The Parties shall use their best efforts to procure that the conditions precedent set forth in Section 5 will be satisfied on or before the Closing Date.

4.2	Foreign Investment Condition

Buyer has the primary responsibility for the satisfaction of and compliance with the Foreign Investment Condition set forth in Section 5.1a)ii, insofar as it will prepare the draft filings to the BMWi, but without Buyer, subject to the terms and conditions of this Agreement, being obliged to accept any conditions or obligations in order to get an approval, consent, or clearance decision. The Parties will actively co-operate to ensure the satisfaction of and compliance with the Foreign Investment Condition. In particular, if requested by the BMWi as a condition to approve the transaction as contemplated under this Agreement, the Buyer undertakes to keep the headquarters of the Company in Germany for the next three years following the Signing Date.

4.3	Pre-Closing Covenants of the Sellers

Between the Signing Date up to and including the Closing Date, except as provided for in the budget of the Company as attached hereto as Annex 4.3 or where the prior written consent of the Buyer is obtained, the Sellers shall cause the Group to conduct its business, and the Group will be managed, in the ordinary and usual course of business consistent with past practice and in compliance with all applicable Laws and regulations.

Without limiting the foregoing, from the Signing Date up to and including the Closing Date, except where the prior written consent of the Buyer is obtained or the relevant action is in the ordinary and usual course of business consistent with past practice and in compliance with all applicable Laws and regulations, the Sellers shall not, and shall procure that the Group Companies do not:

(i)	adopt or propose any change to its constitutional or corporate documents (including articles of association and internal regulations);

(ii)	issue or sell any shares or other securities or any options, warrants or rights to acquire any shares or other securities;

(iii)	resolve on, declare, make or pay any dividend or other distribution, payable in cash, stock or otherwise;

(iv)	transfer any shares or other securities that are directly or indirectly held by the Company to a third party;

(v)	merge or consolidate with any other Person, acquire or dispose assets at an individual price of more than EUR 25,000 or effect any business combination, recapitalization or similar transaction;

(vi)	sell, license out or otherwise dispose of any IP Rights;

(vii)	except for the Lien in favour of the Buyer according to the Convertible Loan Agreement, create, incur or allow to be created any Lien on any IP Rights or assets;

(viii)	create, incur or assume any indebtedness in excess of EUR 25,000 in the aggregate;

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(ix)

except for the convertible loan granted by Relief pursuant to the Convertible Loan Agreement, make, increase or extend any loan or advance or grant any credit to any third party in excess of EUR 25,000 per item;

(x)

make any material change in the terms of employment of any director, officer or employee of a Group Company other than in accordance with past practice or contractual commitments existing at the Signing Date;

(xi)	form, enter into, vary, terminate or withdraw from any material partnership, consortium or joint venture;

(xii)	make any material change to its accounting procedures, principles or practices in effect at the Signing Date;

(xiii)	make or commit to make any unbudgeted capital expenditure in excess of EUR 25,000 per item or, EUR 100,000 in the aggregate;

(xiv)	do anything or omit to do anything that evidently could inhibit or impair the consummation of the transactions contemplated by this Agreement;

(xv)

other than in relation to (A) the court proceedings against the Company initiated by Dr. Max Iann Invest GmbH or (B) the possible claim of springer | kuss Rechtsanwälte Partnerschaft mbB, institute or settle any litigation which is material to a Group Company or where the amount in dispute exceeds EUR 25,000;

(xvi)

enter into, amend, modify or give notice of, or consent to, the termination of any material agreement or amend, waive, modify, terminate or consent to the termination of any of a Group Company’s rights thereunder;

(xvii)	do or omit anything which would be reasonably likely to have a Material Adverse Effect;

(xviii)

take any action or fail to take any action permitted by this Agreement that would result to the Sellers’ Best Knowledge in (A) any of the representations and warranties of the Sellers set forth in this Agreement becoming untrue, inaccurate or misleading in any respect or (B) any of the Closing Conditions not being satisfied; or

(xix)	agree or commit to do any of the foregoing.

5.	CONDITIONS PRECEDENT TO CLOSING

5.1	Conditions to the Obligations of each Party

The respective obligations of the Parties to effect the Closing as provided in Section 6 shall be subject to the satisfaction or waiver (where permissible) of all of the following conditions precedent:

a)

All governmental approvals shall have been obtained or, where relevant, any waiting period under the applicable merger control or foreign investment Laws shall have expired or been terminated by the competent authorities, including,

i.

any approval by the SIX Swiss Exchange regarding pro-forma financial information, new (consolidated) financial statements and any listing prospectus or equivalent disclosure, if and to the extent applicable; and

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ii.

the German Ministry for Economics and Energy (the “BMWi”) having issued a statement of non-objection or not having informed the Buyer about the opening of an investigation procedure within the statutory period of two months after having been informing in writing about the transaction (the “Foreign Investment Condition”).

b)

No action shall be pending and no order, injunction or decree of any competent court, administrative body or arbitration tribunal exists which seeks to enjoin, restrain, impede or levy a substantial difficulty on the consummation of the transactions contemplated hereunder.

c)

The employment agreements of Seller 1 and Dr. Dorian Bevec shall have been amended and renewed in a way satisfactory to the Buyer, in particular, such as to include a non-compete obligation of these employees with regard to the Business and the products of the Group.

5.2	Conditions Precedent regarding the Obligations of the Buyer

The obligations of the Buyer regarding the performance of the transactions contemplated under this Agreement shall be subject to the satisfaction or waiver by the Buyer (where permissible) of all of the following conditions:

a)

The representations and warranties of the Sellers made in this Agreement are, to the Sellers’ Best Knowledge, in all material respects true and correct on the date on which these representations and warranties of the Sellers have been made;

b)	The Sellers shall have complied in all material respects with their obligations and covenants under this Agreement on or before Closing;

c)	No Material Adverse Effect shall have occurred;

d)	Sellers shall deliver to Buyer a termination agreement with respect to the revenue sharing agreement with Clemens Alber attached hereto as Annex 5.2d);

e)	Sellers shall deliver to Buyer a termination agreement with respect to the freelancer agreement with Sylvia Ritthaler dated 7 January 2020 attached hereto as Annex 5.2e).

5.3	Waiver of Non-satisfied Conditions

The Parties shall inform each other forthwith upon becoming aware of any fact or matter which could reasonably be expected to constitute the non-satisfaction of the conditions precedent set forth in Sections 5.1 and 5.2 (the “Closing Conditions”). The Parties shall enter into good faith negotiations on how to resolve the issue and, without prejudice to any other provision of this Agreement, each Party shall be entitled to seek to cure at its own expense any breach.

5.4	Right of Termination

Should the Closing Conditions not be satisfied or waived in writing by the Party entitled to waive it on or before 31 July 2021 (the “Long Stop Date”), each Party may terminate this Agreement by giving notice to the other Party unless the Party wishing to terminate this Agreement wilfully or grossly negligently prevented, hindered, frustrated or interfered with the satisfaction of any or all the Closing Conditions in which case the other Party may either terminate this Agreement or waive such Closing Condition and request the consummation of the transactions contemplated by this Agreement.

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If this Agreement is terminated pursuant to this Section 5.4, such termination shall be without liability of either Party to the other Party, provided that if such termination is the result of the wilful or grossly negligent misconduct of a Party such Party shall be liable to the other Party for any damage, loss, cost or expense incurred or sustained as a result of such misconduct.

If this Agreement is terminated pursuant to this Section 5.4, all provisions of this Agreement shall cease to be effective except for Section 5.4 (Right of Termination), Section 12.1 (Confidentiality), Section 12.2 (Public Announcements) and Section 13 (Miscellaneous).

6.	CLOSING

6.1	Closing Date and Place

Subject to the provisions contained herein, the closing of the transactions contemplated in this Agreement (the “Closing”) shall take place within five Business Days following fulfilment of the Closing Conditions, but latest on the Long Stop Date, or on another date mutually agreed on by the Parties (the “Closing Date”).

The Closing shall take place at the offices of Dr. Alexander Vivell, Schnewlinstrasse 12, 79098 Freiburg im Breisgau, Germany (the “Notary”), or at such other location as the Parties may agree.

6.2	Actions by the Sellers

At Closing, the Sellers shall simultaneously with the actions of the Buyer pursuant to Section 6.3 deliver to the Buyer or, as the case may be, procure Closing actions as follows:

a)

a notarized power of attorney in original under which any of the documents referred to in this Section 6.2 are executed, including evidence reasonably satisfactory to the Buyer of the authority of any Person signing on behalf of the Sellers;

b)

execute together with the Buyer before the Notary a share transfer and assignment agreement with respect to the transfer of the Shares, which is subject to the sole conditions precedent (aufschiebende Bedingung i.S. von § 158 of the German Civil Code) of the occurrence of the Closing Payment and the Escrow Payment, substantially in form of the draft attached as Annex 6.2b) (the “Transfer Deed”);

c)	the duly signed new employment agreements of Seller 1 and Dr. Dorian Bevec, substantially in form of the draft attached as Annex 6.2c); and

d)

grant to the Buyer an irrevocable and unlimited power of attorney substantially in the form attached as Annex 6.2b)d) to exercise the Sellers’ respective shareholder rights in the Company prior to the acceptance of the new shareholders’ list in the commercial registry.

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6.3	Actions by the Buyer

At Closing, the Buyer shall:

a)	transfer the Closing Payment to the Sellers’ Securities Account;

b)	make the Escrow Payment;

c)	execute together with the Sellers the Transfer Deed;

d)	deliver the notifications regarding the beneficial owners in original as required by applicable Laws to the Sellers (acting on behalf of the respective Group Companies); and

e)

deliver a notarized power of attorney in original under which any of the documents referred to in this Section 6.3 are executed, including evidence reasonably satisfactory to the Sellers of the authority of any person signing on behalf of the Buyer.

6.4	Simultaneous Closing Actions

The Closing actions of the Sellers pursuant to Sections 6.2b) and 6.3 shall take place immediately before the Closing actions of the Buyer pursuant to Section 6.3a). The Closing is subject to all actions in Sections 6.2 and 6.3 having been completed.

If the Closing cannot be completed and the respective missing Closing action has not been waived by the respective Party in writing, then all Closing actions or declarations that have already been made or fulfilled shall be deemed null and void (but without affecting the validity and binding effect of this Agreement). In this event, the Parties undertake to reinstate forthwith the status as it was immediately before the Closing and to return, retransfer and reassign respectively any documents delivered or any payments or assets already transferred prior to or during the Closing.

6.5	Closing Memorandum

At the Closing, the Parties shall execute a Closing memorandum, jointly prepared by the Parties prior to Closing, which shall serve as evidence for the consummation of the Closing actions.

6.6	Benefit and Risk

Subject to the provisions of this Agreement (including the rights of the Buyer under Sections 7 and 11) and subject to the occurrence of the Closing, the commercial benefit and risk with regard to the Shares shall retroactively pass to the Buyer as of the Locked Box Date.

7.	REPRESENTATIONS AND WARRANTIES OF THE SELLERS

The Sellers represent and warrant with effect as of the Signing Date and as of the Closing Date the following:

7.1	Incorporation and Authority

a)	Each of the Seller 6 and the Seller 7 is validly incorporated, duly organized and lawfully existing as a limited liability company in accordance with the laws of Germany.

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b)

Each Seller individually represents that no bankruptcy, insolvency, composition or similar proceedings with general effect on its assets have been commenced or threatened against it and that there are no legal grounds to commence any such proceedings. There are no actions, suits or proceedings pending against the Sellers or any Affiliate of the Sellers (other than the Company) before any court or administrative authority, agency or commission which involve a claim by a governmental or regulatory authority, or by a third party, which would operate to hinder or substantially impair the consummation of the transactions contemplated by this Agreement. The Sellers have no knowledge of any actions, suits or proceedings in accordance with the preceding sentence which have been threatened in writing to be filed or instituted against the Sellers or against any Affiliate of the Sellers (other than the Company).

c)

Each Seller has the absolute and unrestricted right, power, authority and capacity and it has taken all actions and obtained all consents and approvals (including from corporate bodies, spouses (as per Annex 7.1c)) and authorities, or otherwise) necessary to execute, and perform its obligations under this Agreement.

d)

Each Seller individually represents that there are no limitations under applicable Law, any order, judgement or decree of any competent authority, or any contracts by which it is bound that would prevent it from entering into or performing its obligations under this Agreement.

7.2	Shares

a)

Other than Seller 1 who holds 2% of the Shares for the benefit of third parties and Seller 5 who holds 1% of the Shares for the benefit of other third parties, and to the exception of the Lien and other rights granted to the Buyer under the Convertible Loan Agreement, each Seller represents individually that it is the sole and unrestricted legal and beneficial owner of the Shares as set forth in Annex D, free and clear of any Lien and rights of third parties of any nature (including options, voting obligations or restrictions or other rights of whatever nature restricting the ownership, the disposability or the voting rights), and neither of the Sellers nor the Company are under any obligation to grant or create any such Liens or third party rights. The Shares sold under this Agreement constitute all of the outstanding shares of the Company.

b)

Each Seller represents individually that, on the Closing Date, it assigns and transfers full legal and beneficial ownership of the Shares sold by it hereunder to the Buyer, subject to the Lien and other rights granted to the Buyer under the Convertible Loan Agreement, free and clear from any Liens and third party rights, and the Buyer will be the sole and unrestricted owner of such Shares.

c)

Each Seller represents individually that there is no litigation, arbitration, prosecution, administrative or other legal proceedings or dispute in existence or to such Seller’s Best Knowledge threatened against it in respect of its Shares or its entitlement to dispose of its Shares.

d)

There are no resolutions pending to increase the authorized or issued share capital of the Company and, other than with regard to the Lien and other rights granted to the Buyer under the Convertible Loan Agreement, there are no options, conversion rights or other commitments outstanding under which the Company is required to issue shares or other equity securities.

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e)

The Shares are validly issued, fully paid in and free of obligations to make additional capital payments, and represent the entire issued share capital of the Company, and the share capital of the Company has not been repaid in whole or in part. As of the Closing Date, to the exception of the Lien and other rights granted to the Buyer under the Convertible Loan Agreement, there are no further shares, non-voting stock, other equity participation rights or options, convertible instruments or warrants with regard to the Company, or entitlements for the obtaining of such instruments or rights, or agreements which could result in the creation of such entitlements, or any other agreements of any character relating to the sale, issuance or voting of, or the granting of rights to acquire, any of the shares in the Company.

f)

Other than the US Subsidiary and the Swiss Subsidiary, and the intended formation of a subsidiary in Austria, the Company has no subsidiaries, branches, permanent establishments or representation offices and it does not own, directly or indirectly, any participation or other interest in any other companies, partnerships or other businesses.

g)	The Company is the sole legal and beneficial direct owner of all the shares in the US Subsidiary and the Swiss Subsidiary.

7.3	Incorporation and Qualification

a)	The Company is a limited liability company validly incorporated, duly organized and lawfully existing in accordance with the laws of Germany having its registered domicile in Gundelfingen, Germany.

b)	The US Subsidiary is a Delaware corporation validly incorporated, duly organized and lawfully existing in accordance with the laws of Delaware having its registered domicile in New York, US.

c)	The Swiss Subsidiary is a Swiss corporation validly incorporated, duly organized and lawfully existing in accordance with the laws of Switzerland having its registered domicile in Basel, Switzerland.

d)	The Group Companies have full corporate power and authority to own or use their assets and properties to carry on the Business as now being conducted.

e)

No proceedings are pending or, to the Sellers’ Best Knowledge, threatened, no order has been made and no resolution has been passed or shareholders’ meeting convened which could lead to the voluntary or involuntary winding-up, liquidation or other dissolution of any Group Company. No bankruptcy proceedings or composition or general assignment proceedings are pending or, to the Sellers’ Best Knowledge, threatened or have been applied for with regard to a Group Company. None of the Group Companies is insolvent or unable or, to the Sellers’ Best Knowledge, threatened to be unable to pay its debt as they fall due.

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f)

The information set out in (i) the certified excerpt from the commercial register regarding the Company as set forth in Annex 7.3f)(i), (ii) the certified copy of the current articles of association of the Company as set forth in Annex 7.3f)(ii), (iii) the certificate of incorporation of the US Subsidiary as set forth in Annex 7.3f)(iii), (iv) the by-laws of the US Subsidiary as set forth in Annex 7.3f)(iv), (v) the certified excerpt from the commercial register of the Swiss Subsidiary as set forth in Annex 7.3f)(v), and (vi) the certified copy of the current articles of association of the Swiss Subsidiary as set forth in Annex 7.3f)(vi), is up to date, correct and complete. In particular, there are no other or further signatory rights, powers of attorney or other rights to represent any Group Company. There are no procedures, resolutions, agreements or applications pending with the effect of altering such information. There have never been any matters with respect to any Group Company that must be registered in the commercial register, including any contributions in kind and/or (intended) contributions in kind, that were not registered in the commercial register.

g)

The shareholders of the Company, and the Company with respect to the US Subsidiary and the Swiss Subsidiary, have always complied with their obligations with respect to the notification of their beneficial owners pursuant to applicable Law.

7.4	Litigation

a)

Except as set forth in Annex 7.4, the Group Companies are not engaged in any litigation, action, suit, legal or administrative proceeding, arbitration or alternative dispute resolution proceeding pending before any Governmental Authority (each a “Litigation”), and there is no such Litigation threatened in writing.

b)

The Group Companies are not the subject of any investigation, inquiry or enforcement proceedings or process by any Governmental Authority, nor has any Group Company received any written notice of any such investigation, inquiry, proceeding or process.

c)

The Group Companies are not subject to any decision, order or decree by any court, arbitral tribunal or administrative board or any settlement that imposed any outstanding or ongoing obligations on any Group Company.

7.5	Financial Statements

a)

Annex 7.5a) contains copies of the unaudited financial statements of the Company for the business year ended 31 December 2020 and the business assessment (betriebswirtschaftliche Auswertung) as per 31 March 2021, together with the notes (collectively the “Financial Statements”).

b)	The Financial Statements:

•

were prepared in accordance with the applicable statutory provisions, preserving continuity and past practice in all material respects, and reflect accurately and correctly the material business events for and the results of operations of the Group Companies for the period to which they relate;

•	in all material aspects correctly represent the assets and liabilities, property, financial and profits situation of the Group Companies as at the reference date;

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•

make proper and sufficient provisions for all established liabilities of the Group Companies and proper and sufficient provisions for all deferred or contingent liabilities, all as required by the applicable statutory provisions and accounting principles;

•	the Financial Statements do not materially overstate any asset or understate any liability;

•	the Financial Statements contain all material liabilities, provisions and reserves that are usual or necessary and are known or should be known by the Sellers or any Group Company;

•	the notes to the Financial Statements correctly disclose any contingent liability that is required to be disclosed therein;

•	the Financial Statements do not set-off any asset with any liability nor any income with any expenses;

•	there has been no dissolution of reserves that is not apparent from the Financial Statements;

•	the Group Companies maintain adequate internal control processes;

•

to the best knowledge of each Seller being a member of the management and, to the other Sellers’ Best Knowledge, no member of the management of a Group Company has identified or made any fraud or material written complaint that involves members of the management of any Group Company who have a role in the preparation of financial statements or accounting controls.

c)

The Group Companies have not incurred any liability or obligation other than (i) such as have been reflected in the Financial Statements or (ii) such as have been incurred in the ordinary course of business consistent with past practice since the Locked Box Date.

d)

All accounts receivables of the Group Companies have arisen out of bona fide transactions in the ordinary course of business consistent with past practice and have been accounted for in accordance with the applicable statutory provisions and accounting principles. All accounts receivables are appropriately reserved and, as reserved, are good and, to the Sellers’ Best Knowledge, collectible in accordance with the applicable statutory provisions and accounting principles. All cash set forth in the Financial Statements is freely available for use by the Group Companies other than cash used in the ordinary course of business.

e)

Except as set forth in Annex 7.5e), the Group Companies have no indebtedness, including overdraft facilities, loans and other credit facilities outstanding against third parties or made available by third parties to any Group Company, and, except for the Lien and other rights granted to the Buyer under the Convertible Loan Agreement, none of the Group Companies has issued any surety, guarantee or comfort letter in favour of third parties and is neither unconditionally nor conditionally liable for any obligations of third parties. None of the Group Companies has entered into any off-balance sheet arrangements, liabilities or commitments.

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7.6	Taxes

a)

The Group Companies have timely filed with the appropriate Tax authorities all Tax Returns, registrations, refund requests, reports, notices, and other filings in respect of Tax required to be filed prior to the Closing Date. All information provided in such returns, registrations, refund requests, reports, notices, and other filings is to the Sellers’ Best Knowledge true and complete in accordance with the applicable Laws and all such Tax documents have been prepared in the manner required by applicable Laws and, to the Sellers’ Best Knowledge, are true, correct and complete, and accurately reflect the liability or credit for Taxes of the respective Group Company. There are no and have not been in the past any Tax audits, investigations, examinations or similar proceedings by any Tax or criminal authorities pending or threatened in writing.

b)	All Taxes relating to assessment periods (partially or fully) prior to or on the Closing Date have been paid or have been fully accrued for in the Financial Statements or otherwise.

c)	Since the Locked Box Date, liabilities for Taxes have only been accrued in the normal course of business and in line with past accounting periods.

d)

The Group Companies have not made open or hidden distributions or provided deliveries or services without adequate consideration to the Sellers or other Affiliates or to Connected Persons of the Sellers which could result in additional liabilities of a Group Company for Tax or in the non-acceptance of business expenses.

e)

The Group Companies have at their disposal all supporting documents in connection with (i) all filed Tax Returns, registrations, refund requests, reports, notices and other filings, and (ii) all Tax Returns, registrations, refund requests, reports, notices and other filings still to be filed which refer to assessment periods (partially or fully) before the Closing Date, in each case in form and substance in accordance with all applicable Laws.

f)

The Group Companies are not a party to any claim, action, investigation or proceeding by any Tax authority, nor has it received written notice from such authority of any claim, action, investigation or proceeding relating to Taxes, and no Tax Return of a Group Company is currently under Tax audit by any Tax authority and no written notice of any such Tax audit has been received.

g)	The Group Companies do not have any outstanding obligations under any settlement agreements entered into with any Tax authority. There are no Tax rulings in place affecting any Group Company.

h)	No blocking periods imposed in connection with a tax neutral reorganisation (or similar restrictions) apply with respect to any Group Company.

i)

The Group Companies have filed on a timely basis all Tax Returns required to be made and have timely given all notices, accounts and information required to be given by them. All information provided was, when filed or given, true, complete and accurate in all material respects. There is no outstanding dispute or disagreement between any Group Company and any Governmental Authority in respect of any Tax matter and there is no pending or threatened in writing audit or investigation relating to any Taxes for which any Group Company may become directly or indirectly liable.

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7.7	Assets

Except for the furniture as well as part of the IT equipment used in the offices of the Company in Gundelfingen, all of which are owned by Seller 1 and Seller 5, the Group Companies have good and valid title to, or with respect to assets held under a lease, rental or other leasing agreement, the valid right to use, all the assets as reflected in the Financial Statements and necessary for the operation of the Business in the same manner as such operation is presently being conducted. Such assets are free and clear of any Liens, are adequate and fit for the requirements of the Business, are in good operating condition except for normal wear and tear, have been properly maintained and serviced as necessary, and are used exclusively in connection with the Business. None of such assets is in need of maintenance or repair. Such assets are safe to operate in accordance with their current practice in their current condition.

7.8	Compliance

a)

The Group Companies and, in relation to the Business, their employees, officers and members of the management have always carried and are currently carrying on its business in compliance with all applicable Laws that are materially relevant to the Business, the provisions of the articles of association and by-laws, respectively. In particular, no action, suit or proceeding by any third party or any Governmental Authority is pending, or threatened in writing, against the Company alleging any failure to comply with any applicable Laws that are materially relevant to the Business, the provisions of the articles of association and by-laws, respectively.

b)

Neither any Group Company nor (in relation to the Business) any of their employees, officers and members of the board of directors is or has at any time engaged in any activity, practice or conduct which would constitute an offence under any applicable anti-bribery Laws, anti-corruption Laws or any criminal Laws. There are no proceedings pending in relation to such anti-bribery Laws, anti-corruption Laws or criminal Laws, and no such proceedings have been threatened in writing or are, to the Sellers’ Best Knowledge, to be expected.

7.9	Material Contracts

a)

Annex 7.9a) lists each of the following contracts and agreements which are still effective and to which any Group Company is a party at the Signing Date (such contracts and agreements, individually being a “Material Contract” and collectively the “Material Contracts”):

•	all agreements with any supplier or service provider which is likely to involve a consideration of more than EUR 50,000 per year;

•	all agreements with any customer or distributor which is likely to involve a consideration of more than EUR 50,000 per year;

•

all agreements with clinical research organizations, clinics, hospitals, sponsors or investigators relating to or in connection with clinical trials conducted by or on behalf of the Company which are likely to involve a consideration of more than EUR 50,000;

•	all agreements with study sites regarding the conduct of a clinical trial conducted by or on behalf of the Company which are likely to involve a consideration of more than EUR 50,000;

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•

all agreements under which the Company is obliged to reimburse, directly or indirectly, study sites for costs arising out of or in connection with clinical trials conducted by or on behalf of the Company which are likely to involve a consideration of more than EUR 50,000;

•	all agreements relating to the acquisition or sale of a company or business containing any outstanding obligation of a Group Company (including in respect to unpaid purchase price);

•

all agreements that limit or purport to limit the ability of any Group Company to compete in any line of business or with any Person other than a Group Company or the Buyer or in any geographic area or during any period of time;

•

all agreements regarding IP Rights and licensed IP Rights (other than off-the-shelf computer software licenses) other than the IP transfer agreements between the Company and its (former) employees and advisors regarding the transfer of IP Right to the Company;

•	all insurance agreements;

•	all confidentiality commitments binding any Group Company;

•	all loan agreements;

•	all agreements containing a change of control clause

•	all agreements between (i) any Group Company on the one hand and (ii) a Seller or any of its Affiliates or Connected Persons on the other hand;

•	all lease agreements;

•	all guarantees, sureties or comfort letters in favour of third parties;

•	all agreements with a contractual notice period longer than six months;

•	all management and services contracts or similar agreements with third parties providing services to any Group Company which is likely to involve a consideration of more than EUR 75,000 per year; and

•	all agreements or arrangements entered into by any Group Company outside the ordinary course of business.

b)	The Material Contracts are valid, binding, enforceable in accordance with their terms and are in full force and effect.

c)

The Group Companies have in all material respects properly performed all of their obligations arising out of the Material Contracts, and, as of the date of this Agreement, no written notice of termination has been received or given or been threatened in writing relating to any of the Material Contracts. The counterparties to the Material Contracts have performed all material obligations arising out of such contracts and, to the Sellers’ Best Knowledge, no grounds for early termination exists. Upon consummation of the transactions contemplated by this Agreement, each Material Contract shall continue in full force and effect without penalty or other adverse consequence and no counterparty to any Material Contract has the right to terminate the relevant Material Contract or alter its obligations in any material respect as a result of the transactions contemplated by this Agreement.

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d)

Since the Locked Box Date up to and including the date of this Agreement, none of the Group Companies has been notified in writing by any material customer or supplier of their intention to terminate or failure to continue their business relationship with any Group Company and no material customer or supplier has terminated its agreement with any Group Company. Material customers or suppliers for the purposes of this clause shall be the ten largest customers or suppliers of the respective Group Company in terms of volume for the year 2020. There are no claims or other entitlements of the counterparties to the Material Contracts which are not explicitly reflected in the provisions of the Material Contracts.

7.10	Permits and Licenses

a)

The Group Companies have all material licenses, permits, authorizations, consents and permissions from Governmental Authorities necessary to own and to operate their assets as currently owned or used by it and/or to conduct the Business as currently conducted, all as listed in Annex 7.10a) (the “Licenses”) and there are no proceedings to suspend, cancel, revoke or not renew any such License or any part thereof, and no such proceedings have been threatened in writing.

b)

All Licenses are in full force and effect and, to the Sellers’ Best Knowledge, no circumstances exist which will result in a material modification, supervision, revocation or non-renewal of Licenses. The transactions contemplated by this Agreement will not result in a default under, or a breach or violation or the termination of, or adversely affect the rights and benefits afforded to the Group Companies by, any of the Licenses or give any Governmental Authority or third party the right to terminate any of the Licenses.

c)	The Group Companies are in compliance with the Licenses in all material respects. The Group Companies conduct and have conducted their Business in compliance with the Licenses.

7.11	Clinical Trials

a)

The Group Companies are currently, in cooperation with third parties, conducting the following clinical trials: multi centre clinical study “Inhaled Aviptadil for the prevention of COVID-19 related acute respiratory syndrome” (multizentrische klinische Studie “Inhalatives Aviptadil zur Vorbeugung von COVID-19 assoziiertem akutem Atemwegssyndrom (ARDS)”), together with Kantonsspital Baselland, Liestal, Switzerland (the “Company Clinical Trials”).

b)	No Group Company is, neither directly nor indirectly, involved in any other clinical trials or medical investigations of any products other than the Company Clinical Trials.

c)

For each Company Clinical Trial all necessary approvals, authorizations, consents, positive opinions or permits from Govermental Authorities required to conduct, or have conducted, the Company Clinical Trials (the “CT Approvals”) have been obtained and are valid as of the date of this Agreement. The Company has not made any false or, to Sellers’ Best Knowledge, misleading statements in any of its applications for CT Approvals and, to Sellers’ Best Knowledge, there are no reasons why any CT Approvals may be revoced or withdrawn.

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d)

The conduct of all Company Clinical Trials has been in compliance with all applicable Laws, guidelines and regulations applicable to such trials, including GCP and GMP and in accordance with applicable industry standards.

e)

Except for the patient data, which is the exclusive property of Kantonsspital Baselland, the Company will obtain and be the unencumbered and unrestricted owner of all data and all results deriving from the Company Clinical Trials, it being understood that the scientific partners of the Company in the Company Clinical Trials (e.g., Kantonsspital Baselland) shall have the right, based on prior agreement with the Company, to publish and present (in their own name) the results of the Company Clinical Trials in a scientific paper (scientific ownership of data and results).

7.12	Insurance

a)	The Group Companies have obtained or have the benefit of insurance coverage as required by Law and sufficient to conduct the Business as currently conducted.

b)

The respective insurance contracts (the “Policies”) are all in full force and effect and will not be terminated, suspended or altered as a consequence of the Closing, and all premium thereunder have been duly paid when due. No notice of termination or cancellation with regard to any of the Policies has been given or received by any Group Company, and neither any Group Company nor the respective insurance companies have requested or announced (in each case in writing) any amendments to the Policies and, to the Sellers’ Best Knowledge, no such termination, cancellation or request for amendment is to be expected.

c)

There is no claim outstanding under any of the Policies (or under any policies previously held by any Group Company) in excess of EUR 25,000; all claims in excess of EUR 25,000 have been settled in full. Since 31 December 2019, there have been no claims as to which insurance coverage has been denied.

7.13	Intellectual Property Rights

a)

Annex 7.13a) contains a list of all the IP Rights owned or used by the Group Companies and sets forth an accurate, correct and complete list of the IP Rights subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar used in the Business in each case including, (w) the current owner or registrant, (x) the jurisdiction where the application, registration or issuance is filed, (y) the application, and applicable registration and issue number, and (z) applicable application, registration and issue date. Except where a co-ownership interest with a third party is indicated on Annex 7.13a), the Company is the sole and exclusive owner of all right, title, and interest in and to all such IP Rights. All IP Rights used or necessary in connection with the operations of the Group are owned or lawfully used by the respective Group Company.

b)

The Group Companies have validly acquired all right, title and interest in the IP Rights developed by their respective employees and/or freelancers or other external contractors which is materially relevant for the Business.

c)

All IP Rights subject to any issuance, registration, or application by or with any Governmental Authority or authorized private registrar (i) have not been abandoned or canceled, (ii) have been maintained effective by all requisite filings, renewals and payments to the relevant Governmental Authority, and (iii) remain in full force and effect.

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d)

Except for the Lien and other rights granted to the Buyer under the Convertible Loan Agreement, no IP Rights are subject to any Lien, nor to any license granted to a third party (except for the back license under the IP Purchase and Option Agreement with University Freiburg). Except for the public announcement of NeuroRx, Inc. about starting clinical trials with regard to inhaled Aviptadil, which, eventually, could lead to a possible dispute with the Company, no claims, disputes, opposition or nullity proceedings are pending or threatened in writing challenging the ownership, use or validity of the IP Rights owned or used by the Group Companies.

e)

There has been no infringement of any IP Rights owned by any Group Company by any third party, except for a possible infringement by NeuroRx, Inc. with regard to the use of an inhaled formulation of Aviptadil. None of the Group Companies has been in conflict with, or infringed, any IP Rights of any third party, or been threatened in writing in connection with any infringement. To the Sellers’ Best Knowledge, there are no material proceedings before any Governmental Authority alleging that any conduct of Group Companies constitutes infringement, misappropriation or other violation of any intellectual property of any third party.

f)

All current and former officers and employees of any Group Company who are or have been involved in the creation or development of IP Rights have executed and delivered to the relevant Group Company an agreement providing for the assignment to the relevant Group Company any IP Rights made in the course of services performed by such officer or employee. No current or former employee of Group Companies has any right, title, or interest, directly or indirectly, in whole or in part, in any IP Rights of any Group Company. All current and former consultants of any Group Company who are or have been involved in the creation or development of IP Rights have executed and delivered an agreement assigning to such Group Company any IP Rights made by such consultant in the course of such consultant’s services. No current or former officer, employee or consultant of any Group Company is in material violation of any term of any such assignment agreement between such person and the relevant Group Company.

g)	The Group Companies have implemented reasonable and market-standard measures to prevent unlawful use or disclosure of any trade secrets or other valuable business information of the Group Companies.

7.14	IT Systems

a)

Each Group Company owns, validly leases or uses certain computers, laptops, servers, printers, hubs, network equipment, phones and any similar technical devices as well as standard software (the “IT Systems”).

b)	The IT Systems are operating in all material respects as required by the Group Companies in connection with their operations as currently conducted.

c)

The IT Systems are adequate and fit for the operational and business requirements of the Group, and adequate back-up and disaster recovery procedures and policies have been implemented and are complied with. There have been no significant disruptions within the last twelve months.

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d)	The IT Systems are regularly maintained and serviced and have received recent software/firmware updates.

e)

The IT Systems are protected with reasonable security measures against unlawful intrusion, damage, trojan horses, viruses, ransomware or other malware as well as fire or water or similar incidents which may impact the operability of the IT Systems.

f)	No Group Company has suffered any material outage, disruption or malfunction of its IT Systems or any data loss or damage.

7.15	Data Protection Compliance

a)

The Group Companies, and the collection, storage, use, disposal, disclosure, transfer and any other processing of any personal data by or on behalf of the Group Companies are in compliance with applicable data protection Laws, in particular the EU General Data Protection Regulation 2016/679 (GDPR).

b)

No Group Company is or has been subject to any investigation or proceeding by a competent data protection supervisory authority nor has any data subject raised a complaint or claim against any Group Company due to an alleged violation of applicable data protection Laws.

c)

There are no proceedings pending or threatened in writing and no claims or complaints made in writing against any Group Company by any Governmental Authority or other Person alleging a violation of any data protection Laws or any contractual obligations related to personal data.

d)	There have been no incidents or data security breaches, unauthorized or illegal access, disclosure or use of any of the personal data held by or on behalf of any Group Company.

7.16	Products

a)

None of the Group Companies manufactures products. There are no circumstances that might reasonably be expected to give rise to any claim from any Person relating to any defect in any product sold or used in a Company Clinical Trial (including any component or ingredient for incorporation into other products) or any services rendered by any Group Company.

b)

The products developed, supplied, licensed or sold by any Group Company or used in a Company Clinical Trial, which would require regulatory approvals, are duly approved and such registrations or approvals are complete, accurate and up-to-date in all material respects.

c)

The products developed, supplied, licensed or sold or used in a Company Clinical Trial by any Group Company are developed, supplied, licensed or sold in all material respects in accordance with (i) the specifications and standards contained in relevant product registration documentations, (ii) the specifications and standards required by the customers and (iii) all applicable Laws and regulations, including all safety and compliance requirements.

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d)

The Group Companies have not developed, supplied, licensed or sold or used in a Company Clinical Trial any products or rendered any services which do not comply with any warranties or representations expressly or implicitly made by a Group Company or which otherwise give rise to any claim by any customer or any third party or Person in respect thereof, in each case other than warranty cases in the ordinary course of business.

e)

None of the Group Companies has received any unresolved claim in writing by any customer or any third party in respect of breach of express or implied warranties or representations, which would cause any cost or compensation owed by any Group Company to resolve such claims.

f)	There are no actions pending or threatened in writing or product recalls relating to any product developed, supplied, sold, licensed or services rendered by or on behalf of any Group Company.

7.17	Conduct of Business since the Locked Box Date

a)

Since the Locked Box Date, (i) the Group Companies have carried out the Business as a going concern, in the ordinary course, at arm’s length terms and consistent with past practice and have carried out investments in line with approved budgets and business plans and (ii) there has not been any event, circumstance or condition that had or to the Sellers’ Best Knowledge is likely to have a Material Adverse Effect on any Group Company.

Without limiting the generality of the foregoing, since the Locked Box Date, none of the Group Companies has performed any of the following actions:

b)	Entering into any unusual agreements, arrangements or commitments which materially departed from their ordinary course of business;

c)	any action which could materially interfere with the consummation of the transaction contemplated under this Agreement;

d)	declaring, paying or making any dividend or other distribution, whether express, constructive or hidden;

e)	making any change in the terms of employment of any of its directors, officers or employees;

f)	changing, entering into or terminating any collective bargaining agreements with trade unions or works councils or generally change the working conditions of any employee of any Group Company;

g)	providing a notice of termination by any Group Company to any employee;

h)

except for the forming of the Swiss Subsidiary and potentially a subsidiary in Austria, forming, entering into, changing, terminating or withdrawing from any partnership, consortium, joint venture or similar business organization;

i)	making amendments to its articles of incorporation or organizational regulations;

j)	transferring any of its assets (other than cash or cash equivalents) with a value exceeding EUR 25,000 in an individual case and EUR 50,000 in total to any third party;

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k)

except for the conversion right granted to the Buyer under the Convertible Loan Agreement, increasing, reducing or otherwise changing its share capital, or grant any option or conversion rights on the equity of any Group Company;

l)	except for the loan in the amount of CHF 500,000 granted to the Swiss Subsidiary, granting, increasing or extending any loan to any third party;

m)

except for the creation of a Lien and other rights granted to the Buyer under the Convertible Loan Agreement, granting, creating or allowing the creation of any Lien over any of its assets other than liens arising by operation of law;

n)	accepting any subsidies or grants or repaying (in full or partially) any subsidies or grants;

o)	granting any licenses relating to any of its IP Rights;

p)	except for the loan borrowed from the Buyer under the Convertible Loan Agreement, borrowing any money from any third party;

q)	entering into any guarantee, indemnity or surety other than in the ordinary course of business (such as agreements with customers or suppliers);

r)	materially changing its accounting procedures, principles or practice in effect at the date of this Agreement; and

s)	agreeing upon, or committing to, any of the foregoing.

7.18	Employment Matters

a)

Annex 7.18a) contains a true and complete list of all employees and freelancers of the Group Companies as at the date of this Agreement, including employment status (employee, freelancer or other) date of birth, title, the technical entry/commencement date, scope of employment (full time or part-time), notice period, annual base salary (including benefits in kind) and variable compensation (or hourly or other remuneration, as applicable), other benefits with monetary value, accrued overtime work and accrued vacation.

b)

There are no employment or freelancer contracts or other obligations of any Group Company which (i) entitle any Person to an annual gross compensation of more than EUR 120,000 (including variable components), or (ii) can only be terminated with a notice period of more than three months, each unless otherwise disclosed in Annex 7.18a).

c)

No material salary increases have been resolved but not yet implemented. There are no employment, freelancer or benefit agreements or plans entitling an employee or freelancer to severance or other payments due upon the consummation of the transactions contemplated under this Agreement other than disclosed in Annex 7.18c). As at the date of this Agreement, none of the employees has given or received notice of termination or has indicated an intention in writing (including for purposes of this subsection by plain email) to terminate its employment.

d)

There are no bonus, profit sharing schemes, share option schemes, share incentive schemes, distribution participation schemes or any other scheme or commitment, whether of an individual or collective nature, in existence under which any employee or freelancer of any Group Company is entitled to participate in the equity, profits, turnover or other business performance of any Group Company Agreement other than disclosed in Annex 7.18c). None of the employees or freelancers have any outstanding claims for any bonus payments, incentive payments, distribution participations or similar payments against any Group Company.

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e)

None of the Group Companies is a party to or otherwise bound by collective bargaining agreements or other agreements with labour unions or similar organisations, and there are no orders of general applicability which have an effect on any Group Company. All freelancers that have worked or are currently working for any Group Company have been and are recognised as self-employed persons by the competent Governmental Authorities, and no Group Company will have any liabilities with respect to employment and/or social security Laws in connection with hiring or engaging freelancers.

f)

The Group Companies have been at all times, and are, in compliance with all applicable Laws and contractual obligations (including payment obligations) regarding the employees and freelancers, and no respective proceedings, claims or investigations are pending or threatened in writing. None of the employees or freelancers has ever claimed any right in any of the IP Rights of any Group Company.

g)

There is no dispute between any Group Company and any of their current or former employees, directors or freelancers pending or threatened in writing, and the Group Companies are not involved in any pending litigation with any of the relevant trade unions, works councils and employee representative bodies and there is no strike, slowdown or stoppage actually pending or threatened to occur against any Group Company. There are no work councils or other employees’ representations in any Group Company.

7.19	Social Security and Pensions

a)	All persons who have to be registered by any Group Company as employees with social security and pension institutions are registered accordingly.

b)

The Group Companies’ respective pension payments to their employees in accordance with applicable Law are insured with the German statutory pension insurance, i.e. the Group Companies have no own pension institutions.

c)

All contributions required to be made under (i) any pension or social security Laws or (ii) the terms of any pension scheme, pension plan, benefit plan or similar health and welfare commitments of any Group Company (the items under (ii) collectively the “Benefit Plans”) due by any Group Company for their employees for any period ending before the Closing Date have been timely made or have been adequately provisioned for in the books and accounts of the Group Companies. The Benefit Plans have no claims against any Group Company other than for the current ordinary contributions. Other than the payment of the current ordinary contributions under the Benefit Plans, the Group Companies do not provide or contribute to, and are not liable to provide or contribute to, the provision of benefits for or in respect of any of their current or former directors, officers or employees or their dependents.

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d)	There are no Benefit Plans of any Group Company other than those Fairly Disclosed in the Disclosed Information.

e)	The Group Companies are in compliance with all applicable Laws relating to social security, pension and worker compensation.

7.20	Real Estate

a)

The Group Companies do not own and have never owned any real estate. All lease agreements for the business premises used by any Group Company are in full force and effect, and no notice of termination has been received or given by any Group Company or been threatened in writing by or vis-à-vis any Group Company with regard to any of these lease agreements, and no disputes are pending which could result in termination of any of these lease agreements. No written notice by any party to any lease agreement of any Group Company has been given with respect to any material breach or material default of any Group Company under such lease agreement.

b)

The Group Companies have free access to all the real estate currently leased or used, as required to conduct the Business, other than as restricted by the applicable lease agreement or as set forth in the relevant land registry.

7.21	M&A Transactions

The Group Companies have not entered into any purchase agreement to acquire all or part of the shares in, or assets and liabilities from, other companies or private individuals.

7.22	Corporate Books

All books, accounts, registers and records, as well as all related supporting documents, required by Law to be maintained and stored by the Group Companies (the “Books”) are up to date, correct and complete and have been, kept, maintained and stored in accordance with applicable Law, and, if stored in electronic form, can be made readable again at any time. No written notice or written allegation that any of them is incorrect or should be rectified has been received by any Group Company. All the Books are in the possession of the respective Group Company.

7.23	No Broker’s Fees

None of the Group Companies (i) does have any obligation to pay a broker’s, finder’s or transaction fee or commission in connection with the transactions contemplated by this Agreement, or (ii) is liable to pay to any of their respective board members or advisors any sum, fee or commission or grant any right in connection with the transactions contemplated by this Agreement.

7.24	Certain Payments

Neither the Group Companies nor any director, officer, agent, or employee of any Group Company, or any other Person legitimately acting for or on behalf of any Group Company, has directly or indirectly (a) made any contribution, gift, bribe, payoff, influence payment, or kickback to any Person in violation of any applicable Laws, or (b) established or maintained any fund or asset that has not been recorded in the Books.

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7.25	Affiliates and Connected Persons

a)	All agreements of the Group Companies with any of the Sellers, Affiliates or Connected Persons of the Sellers have been made within the usual course of business and at arm’s length terms.

b)

As of the Closing Date, (i) except for the certain employment and consultancy agreements between the Group Companies and the Sellers, there are no agreements in force between the Sellers, any of their Affiliates or any Connected Person of the Sellers on the one hand and any Group Company on the other hand and (ii) except for the claims arising out of the certain employment and consultancy agreements between the Group Companies and the Sellers, none of the Sellers, any of its Affiliates or any Connected Person of the Sellers has any claims against any Group Company.

c)

All guarantees or other security granted or established by (i) any Group Company for any obligation of the Sellers, any of its Affiliates or any Connected Person of the Sellers, or (ii) the Sellers, any of its Affiliates or any Connected Person of the Sellers for any obligation of any Group Company, have been fully und conditionally released and terminated prior to the date hereof.

7.26	Full Disclosure

All information provided to the Buyer and/or its advisors is true, and, to the Sellers’ Best Knowledge, complete and not misleading and provides a fair picture of the business and financial situation of the Group Companies.

All facts and circumstances relevant for Buyer’s assessment of the Group Companies and their financial situation, the Business and their prospects have been Fairly Disclosed in the Disclosed Information.

7.27	No Breach of Warranty

Each Seller warrants and confirms that as of the date hereof it has no knowledge of (i) any breach of any representation or warranty of the Buyer under this Agreement and (ii) any facts which could give otherwise rise to a claim of the Sellers under this Agreement.

8.	REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants with effect as of the Signing Date and as of the Closing Date the following:

8.1	Incorporation and Authority

a)

The Buyer is a limited liability company validly incorporated, duly organized and lawfully existing in accordance with the laws of Switzerland having its registered domicile in Geneva, Switzerland, and is neither in liquidation nor in composition proceedings or in any other similar procedure. The Buyer has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. There are no actions, suits or proceedings pending against the Buyer before any court or administrative authority, agency or commission which involve a claim by a governmental or regulatory authority, or by a third party, which would operate to hinder or substantially impair the consummation of the transactions contemplated by this Agreement. The Buyer has no knowledge of any actions, suits or proceedings in accordance with the preceding sentence which have been threatened in writing to be filed or instituted against the Buyer or against any Affiliate of the Buyer.

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b)

The Buyer has the absolute and unrestricted right, power, authority and capacity and it has taken all actions and obtained all consents and approvals (including from corporate bodies, spouses and authorities, or otherwise) necessary to execute, and perform its obligations under this Agreement.

8.2	Effect of Execution of Agreement

This Agreement has been duly executed and delivered by the Buyer, and constitutes legal, valid and binding obligations of the Buyer enforceable against the Buyer in accordance with its terms. The execution and delivery of this Agreement by the Buyer does not, and the consummation of the transactions contemplated hereby by the Buyer will not violate any agreement to which the Buyer is a party.

8.3	Consent

The Buyer has the absolute and unrestricted right, power, authority and capacity and it has taken all actions and obtained all consents and approvals (including from corporate bodies, and authorities, or otherwise) necessary to execute, and perform its obligations under this Agreement.

8.4	Payment Shares

a)

The Buyer represents that the Payment Shares are free and clear of any Lien and rights of third parties of any nature (including options, voting obligations or restrictions or other rights of whatever nature restricting the ownership, the disposability or the voting rights), and the Buyer is under no obligation to grant or create any such Liens or third party rights.

b)

The Buyer represents that, on the Closing Date, it assigns and transfers full legal and beneficial ownership of the Payment Shares constituting the Closing Payment to the Sellers, free and clear from any Liens and third party rights, and the Sellers will be the sole and unrestricted owners of such Payment Shares.

c)

The Buyer represents that there is no litigation, arbitration, prosecution, administrative or other legal proceedings or dispute in existence or threatened against it in respect of the Payment Shares or its entitlement to dispose of the Payment Shares.

d)	The Buyer has the right and power to transfer to the Sellers the unencumbered and unrestricted ownership in the Payment Shares.

e)

The Payment Shares are validly issued, fully paid-in to their nominal value and free of obligations to make additional capital payments, and the Payment Shares have not been repaid in whole or in part.

f)

The Buyer warrants that, except for any matters or transactions (i) publicly announced by the Buyer until Closing, (ii) resolved by the Buyer’s shareholders’ meeting in accordance with applicable Law until Closing, or (iii) resolved by the Buyer’s board of directors treating the Sellers equally with the other Buyer’s shareholders (Art. 717 para. 2 CO) and any third party investing in the Buyer, there are no resolutions pending and, for a period of two months following the Closing, there will be no resolutions to (a) increase the ordinary, authorized or conditional share capital of the Company or (b) issue shares of the Buyer and there are no options (other than under the Buyer’s existing employee stock option plans), conversion rights or other commitments outstanding under which the Buyer is required to issue shares or other equity securities. All the Buyer Shares have been duly issued and are fully paid-in up to their nominal value.

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g)

As of the Closing Date, except for any matters or transactions publicly announced by the Buyer until Closing, there are no further shares, non-voting stock, other equity participation rights or options (other than under the Buyer’s existing employee stock option plans), convertible instruments or warrants with regard to the Buyer, or entitlements for the obtaining of such instruments or rights, or agreements which could result in the creation of such entitlements, or any other agreements of any character relating to the sale, issuance or voting of, or the granting of rights to acquire, any of the shares in the Buyer.

8.5	No Breach of Warranty

The Buyer warrants and confirms that as of the date hereof it has no knowledge of (i) any breach of any representation or warranty of the Sellers under this Agreement and (ii) any facts which could give otherwise rise to a claim of the Buyer under this Agreement.

9.	EXCLUSIVE REPRESENTATIONS AND WARRANTIES

Each Party acknowledges that, other than as expressly provided in this Agreement, the other Parties have not made, and do not make, and have not relied and do not rely on, any other representations and warranties, express or implied, relating to the subject matter of this Agreement.

10.	REMEDIES OF BUYER FOR BREACH OF REPRESENTATIONS AND WARRANTIES

10.1	Sellers’ Right to Cure and Sellers’ Liability

If and to the extent a misrepresentation or breach of a warranty under this Agreement notified by the Buyer to the Sellers pursuant to Section 10.2 is not cured within 45 Business Days following receipt of the respective Notice of Breach, the Sellers shall be liable in proportion to their respective direct or indirect shareholdings in the Company, and not jointly (nicht solidarisch), to the Buyer or, at the Buyer’s discretion, the Company, irrespective of any fault of the Sellers (verschuldensunabhängig), for any direct damage, cost and expense (together the “Damage”) suffered and/or incurred by the Buyer and the Group Companies as a result of or connected with a misrepresentation and/or breach of warranty by any Seller.

10.2	Notice of Breach

In case of (i) a misrepresentation or breach of a warranty set forth in Section 7, (ii) the occurrence of an event leading to an indemnity pursuant to Section 11 or (iii) any other breach of this Agreement by the Sellers, the Buyer shall deliver to the Sellers a notice in writing (the “Notice of Breach”), within 30 Business Days after having obtained sufficient knowledge of such misrepresentation or breach of a warranty informing the Sellers about the misrepresentation or breach including a reasonable description of the misrepresentation or breach to the extent then known.

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Failure to deliver a Notice of Breach within the time period set forth above shall not exclude Sellers’ liability, provided, however, that the Sellers shall not be liable for any Damage caused or aggravated by the Buyer’s failure to give timely notice within the time period pursuant to this Section 10.2.

The regime provided for in this Section 10.2 shall be in lieu of, not in addition to, Buyer’s duty to immediately inspect and notify the Sellers in accordance with Art. 201 CO. Art. 201 CO shall not apply.

10.3	Term

Claims by the Buyer against the Sellers for misrepresentation or breach of warranty shall be time-barred (verjährt):

a)	unless otherwise set forth in this Section 10.3, 12 months after the Closing Date;

b)

with regard to representations and warranties in Sections 7.6 (Taxes) and 7.19 (Social Security and Pensions), six months after the expiry of the statute of limitation of the relevant tax assessment; and

c)	with regard to the representations and warranties in Sections 7.1 (Incorporation and Authority), 7.2 (Shares) and 7.3 (Incorporation and Qualification), five years after the Closing Date.

Art. 210 para. 1 CO shall not apply.

10.4	Third Party Claims

a)

Upon the Buyer or, following Closing, a Group Company becoming aware of a claim or other notification brought forward or threatened by any third party or Governmental Authority against the Buyer or any Group Company, which is reasonably likely to qualify as a claim of the Buyer against the Sellers for misrepresentation or breach of warranty (each a “Third Party Claim”), the Buyer shall, or, as the case may be, shall procure that a Group Company shall give written notice to the Sellers in accordance with Section 10.2.

b)

In the case of any Third Party Claim, the Buyer shall be entitled to oppose, or to cause any one of the Group Companies to oppose, such Third Party Claim, and the Sellers shall use their commercially reasonable efforts to assist the Buyer or the Group Companies in defending such claim. Subject to the provisions of this Agreement, the Sellers shall bear all reasonable attorney’s fees incurred by the Buyer and the Group Companies in defending such claims to the extent such fees cannot be recovered from the relevant third party. The Buyer shall not (i) take any action which has any adverse effect on any insurance policy under which any such Third Party Claim would be recoverable if such action had not been taken and (ii) make any admission of liability, agreement, settlement or compromise with any third party in relation to any such claim or adjudication, without obtaining the prior written consent of the Sellers (such consent not to be unreasonably withheld or delayed).

c)

Alternatively, the Buyer may request the Sellers to assume the defence of such Third Party Claim and any litigation or proceedings resulting therefrom; and, (ii) the Sellers may elect to assume the defence of such Third Party Claim and any such litigation or proceeding with the consent of the Buyer which shall not be unreasonably withheld, provided that, (y) the Sellers acknowledge in writing their obligation to fully indemnify and hold the Buyer harmless from and against any and all losses suffered or incurred by the Buyer as result of, or arising from or based upon such Third Party Claim, and (z) in the Buyer’s reasonable determination, the defence of such Third Party Claim by the Sellers would not reasonably be expected to impair the ability of the Buyer to conduct its business or the Business nor its reputation.

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d)

The Buyer may, at any time, require the Sellers to agree to consent to the settlement of any Third Party Claim made against the Buyer or the Company if the Buyer shall have unconditionally waived its right to receive compensation for Damages from the Sellers under this Agreement.

e)

In the case of a Third Party Claim, the Buyer shall grant the Sellers and their advisors reasonable access to the personnel of the Buyer and the Group Companies, and to any relevant properties, premises, accounts, documents and records, and allow the Sellers and their advisors to reasonably take copies thereof, in order to enable the Sellers and their advisors to examine the grounds for such Third Party Claim, if the Sellers assume the defence of a Third Party Claim in accordance with Section 10.4c), to defend against such Third Party Claim and to conduct any litigation resulting therefrom; and at the Buyer’s request and at the Buyer’s cost and expense, allow the Buyer to participate in and give advice to any negotiation, dispute or litigation relating to such Third Party Claim. If the Sellers assume the defence of a Third Party Claim in accordance with Section 10.4c), the Sellers shall handle any negotiation, dispute or litigation relating thereto with any third party and the Buyer or a Group Company shall grant the Sellers and their advisors all authorisations and all assistance as the Sellers and their advisors may reasonably require to enable the Sellers and their advisors to defend against the claim and to properly conduct any litigation resulting therefrom.

f)

The Party conducting the negotiation, dispute or litigation in respect of any Third Party Claim pursuant to Section 10.4a) shall ensure that the Sellers or the Buyer, as the case may be, will be informed without undue delay of the developments of the matter, and shall be provided with copies of any correspondence or documentation material to the negotiation, dispute or litigation, provided always that such disclosure is possible without reasonably jeopardizing the outcome of such negotiation, dispute or litigation, or legal privilege in relation thereto.

10.5	Reduction of Liability

The liability of the Sellers for a misrepresentation or breach of warranty shall be excluded or reduced, as the case may be, if and to the extent that:

a)

the relevant damage was or reasonably could have been recovered from a third party including any Governmental Authority, by the Buyer or, following Closing, any Group Company under any title whatsoever, in particular under the terms of any of the Policies, after deduction of all duly documented reasonable costs and expenses incurred in making such recovery (including reasonable attorney’s fees and increased insurance premiums);

b)	the Buyer, or after Closing, any Group Company failed to mitigate the Damage in accordance with mandatory Swiss law;

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c)	adequate provisions have been made in the Financial Statements for the matter that is the subject of the claim;

d)	any Tax payable by any Group Company is actually reduced within 18 months as from the Closing Date as a result of a matter giving rise to a claim of the Buyer; or

e)

the facts or circumstances to which the claim relates have been Fairly Disclosed in the Disclosed Information. Art. 200 CO is hereby explicitly waived by the Parties. With regard to any breaches of Sections 7.1 (Incorporation and Authority), 7.2 (Shares) and 7.3 (Incorporation and Qualification), this Section 10.5e) shall not apply.

10.6	Limitation of Liability

a)

No liability shall attach to the Sellers under or in connection with a misrepresentation or breach of warranty under this Agreement (i) where the individual claim does not exceed EUR 25,000 (the “De Minimis Amount”) and (ii) where the aggregate amount of claims (excluding claims which do not exceed the De Minimis Amount in the individual case) does not exceed EUR 250,000 (the “Threshold”). If the liability of the Sellers under or in connection with a misrepresentation or breach of warranty under this Agreement exceeds the Threshold, the Buyer shall be entitled to claim the total amount and not only the amount in excess of the Threshold.

b)	The total aggregate liability of the Sellers under or in connection with a misrepresentation or breach of warranty under this Agreement shall be limited to EUR 2,500,000 (the “Cap”).

c)

Any limitation of liability under Sections 10.6a) and 10.6b) shall not apply to the Sellers’ representations and warranties contained in Sections 7.1 (Incorporation and Authority), 7.2 (Shares) and 7.3 (Incorporation and Qualification), provided, however, that the total aggregate liability of the Sellers related thereto shall be limited to the lower of (i) the value of the total amount of Buyer Shares received by the Sellers from the Buyer at Closing (determined based on the closing price of the Buyer Shares on the Trading Day immediately preceding the discharge of the liability of the Sellers due to a breach of Sections 7.1, 7.2 or 7.3) or (ii) EUR 25,000,000 plus the amount of Milestones paid to the Sellers at the time of the discharge of the the liability of the Sellers due to a breach of Sections 7.1, 7.2 or 7.3, but in no event less than the amount of the Cap.

10.7	Remedies of the Sellers

The provisions of Sections 10.1 through 10.6 apply mutatis mutandis to claims of the Sellers because of misrepresentations or breaches of warranty by the Buyer.

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11.	SPECIFIC INDEMNITIES

11.1	General

The Sellers’ obligations set forth in Section 11 constitute non-accessory guarantees of the Sellers in the sense of art. 111 CO and are valid and enforceable irrespective of (i) any fault of the Sellers (verschuldensunabhängig), and, with respect to Section 11.3 only, (ii) any disclosure in this Agreement, the Disclosed Information or disclosed otherwise or any actual or constructive knowledge of the Buyer. Other than as set forth in this Section 11, no limitations of the Sellers’ liabilities under this Agreement (including in Section 10) shall apply to any claims the Buyer may have under or in connection with Section 11; provided that the total aggregate liability of the Sellers under this Section 11 shall not exceed the lower of (i) the value of the total amount of Buyer Shares received by the Sellers from the Buyer at Closing (determined based on the closing price of the Buyer Shares on the Trading Day immediately preceding the discharge of the liability of the Sellers under this Section 11) or (ii) EUR 25,000,000 plus the amount of Milestones paid to the Sellers at the time of the discharge of the liability of the Sellers due to a breach of this Section 11, but in no event less than the amount of the Cap.

11.2	Taxes

The Sellers shall indemnify the Buyer or, on Buyer’s request, the Group Companies in respect of any Taxes (payable by any Group Company before or after the Closing Date) relating to assessment periods (partially or fully) prior to or on the Closing Date or resulting from events prior to or on the Closing Date, to the extent (i) such Taxes have not been paid and (ii) no provisions (Rückstellungen) were made for such Taxes in the Financial Statements. Such claims shall be time-barred (verjährt) six months after the expiry of the statute of limitation of the relevant tax assessment.

11.3	Other specific indemnities

The Sellers shall indemnify and hold harmless the Buyer and the Group Companies from and against any claims, liabilities, Taxes, damages, losses, fees, costs and expense (including, for the avoidance of doubt, reasonable attorneys’ and other professional advisors’ fees) imposed on, sustained, incurred, or suffered by the Buyer or any Group Company arising out of, resulting from or in connection with: [***]

12.	OTHER COVENANTS

12.1	Confidentiality

Each Party shall keep all documents and information regarding the other Parties and the Group Companies that have been provided by such Party in view of entering into this Agreement strictly confidential from any other Person and shall use best efforts to ensure compliance by its representatives or advisors unless (i) there is a judicial or administrative procedure (including in connection with obtaining the necessary governmental approvals for the transaction provided for in this Agreement, if any) or another legal requirement compelling disclosure or (ii) disclosed in an action or proceeding brought by a Party in pursuit of its rights or in the exercise of its remedies hereunder. Excempt are documents and information:

a)	previously already known by the receiving Party;

b)	already in the public domain without fault of the receiving Party; or

c)

later obtained by the receiving Party from another source; provided the receiving Party is not aware that this other source is also under an obligation to the other Party to keep such documents and information confidential;

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provided, however, that following the Closing the foregoing restrictions shall not apply to the Buyer’s use of documents and information concerning any Group Company.

Notwithstanding the foregoing, the Buyer shall be authorized to disclose any information regarding the transactions contemplated by this Agreement and regarding the Group Companies and the Business to its advisors, investors and financing providers.

From the Closing, the Sellers shall keep strictly confidential and shall procure that any Affiliates and or Connected Persons of the Sellers keep strictly confidential any confidential information and business secrets concerning any Group Company and the Business and shall refrain, and shall cause their Affiliates and Connected Persons to refrain, from using such confidential information and business secrets for its or their own benefit and for the benefit of another Person.

12.2	Public Announcements

As from the date of this Agreement, all public announcements or press releases concerning this Agreement shall only be issued after the Sellers and the Buyer have agreed on the contents and timing of such public announcement or press release, save for any public announcement or press release required by applicable Law or any Governmental Authority (including any securities exchange).

Simultaneously with any public announcement, the employees of the Group Companies shall be informed by the Sellers in an appropriate manner about this Agreement.

12.3	Non-Competition and Non-Solicitation by the Sellers

Each Seller undertakes not to, directly or indirectly, and procures that none of its Affiliates and Connected Persons will, for the period of one year (three years for Dr. Dorian Bevec) after the Closing, either on its or their own account or in conjunction with or on behalf of any other Person:

a)

carry on or be engaged in, concerned with or interested in, whether as shareholder (other than as a shareholder in a company traded on an internationally recognized stock exchange carrying on such a business where the shareholding is for investment purposes only and amounts to not more than 5% of the issued and outstanding equity interests of such company), partner, board member agent, advisor, employee or otherwise, any business which competes with the Business of any Group Company as of the date of this agreement;

b)	actively solicit or entice away any employee, exclusively bound agent or consultant of any Group Company or otherwise encourage such Person to leave any Group Company; and/or

c)	induce any partner or customer of any Group Company to cease or reduce doing business with any Group Company.

In the event of a breach of any covenant set forth in this Section 12.3, and if the respective Seller has not cured such breach, if cured to the reasonable satisfaction of the Buyer, in its entirety within 20 Business Days following the receipt by the respective Seller of the Buyer’s written notification of such breach, the respective Seller shall pay a contractual penalty to the Buyer in the amount of EUR 50,000 per breach. In case of a continuous breach, an additional contractual penalty of EUR 50,000 shall become due after each week of duration of such breach (whereby the amount shall be payable pro rata in case of a breach lasting less than a full week), whereby, in any event, the penalty shall not exceed EUR 250,000. The payment of the contractual penalty or any damages shall not discharge the Sellers from continued compliance with the covenants set forth in this Section 12.3. In addition, the Buyer has the right to seek specific performance of the Sellers’ obligations under this Section 12.3 and to seek the payment of damages from the Sellers for any damage or loss suffered by the Buyer or any Affiliate of the Buyer (including, without limitation, the Group Companies).

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13.	MISCELLANEOUS

13.1	Costs and Transfer Taxes

Except as otherwise set forth in this Agreement, each Party shall bear its own costs, Taxes and expenses arising out of or incurred in connection with this Agreement and all transactions contemplated hereby. The notarial fees shall be borne by the Sellers on the one hand and the Buyer on the other hand in equal parts.

13.2	Sellers’ Representative

a)

By virtue of their execution of this Agreement, the Sellers designate and appoint Seller 1 (the “Sellers’ Representative”) as their authorized representative and general attorney-in-fact under this Agreement, with the right of substitution and multiple representation, to exercise any rights and to give and receive notices and communications on behalf of the Sellers under this Agreement. Notices or communications to or from the Sellers’ Representative constitute notice to or from the Sellers for all purposes under this Agreement.

b)

In the event of any inability to act of the Sellers’ Representative, a successor Sellers’ Representative will be appointed promptly by the Sellers, and the Sellers will so notify the Buyer. Each successor Sellers’ Representative has all of the power, authority and rights conferred by this Agreement upon the original Sellers’ Representative.

c)

A decision, act, consent or instruction of the Sellers’ Representative constitutes a decision, act, consent or instruction of the Sellers and is final, binding and conclusive upon the Sellers, and the Buyer may rely upon any such decision, act, consent or instruction of the Sellers’ Representative as being the decision, act, consent or instruction of the Sellers.

13.3	Notices

All notices and other communications to be given by any Party under this Agreement shall be made in writing and shall be delivered by (i) registered mail (return receipt requested), (ii) an internationally recognized courier, or (iii) by email, to the following addresses:

If to the Sellers, to the Sellers’ Representative:

Wolfgang Peter Hoppe

Zum Roten Stein 8

D-79108 Freiburg im Breisgau

Germany

Email: wolfgang.p.hoppe@hotmail.de

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With a copy to (which shall not constitute notice):

Marc A. Kessemeier

An der Rothhalde 9/1

D-79312 Emmendingen

Germany

Email: mak@kessemeier.com

and:

Kellerhals Carrard Basel KlG

attn: Dr. Emanuel Dettwiler

Henric Petri-Strasse 35

P.O.Box 257

CH-4010 Basel

Switzerland

Email: emanuel.dettwiler@kellerhals-carrard.ch

If to the Buyer:

RELIEF THERAPEUTICS Holding SA

attn: Jack Weinstein, CFO and Treasurer

avenue de Sécheron 15

CH-1202 Geneva

Switzerland

Email: jack.weinstein@relieftherapeutics.com

With a copy to (which shall not constitute notice):

VISCHER AG

attn: Dr. Robert Bernet

Schützengasse 1

P.O.Box

CH-8021 Zurich

Switzerland

Email: rbernet@vischer.com

or such other address as any Party may notify to the other Parties in accordance with the above.

Any notice or communication shall be deemed to have been delivered on the Business Day on which it has been received (by registered mail, email or courier) by the recipient thereof.

13.4	Waiver

The failure of any of the Parties to enforce any of the provisions of this Agreement or any rights with respect thereto shall (i) in no way be considered as a waiver of such provisions or rights and (ii) not in any way affect the validity of this Agreement. The waiver of any breach of agreement by any Party shall not operate to be construed as a waiver of any other prior or subsequent breach.

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13.5	Entire Agreement

This Agreement together with its Annexes constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all other prior written and oral agreements between the Parties relating thereto, in particular, the Binding Term Sheet.

13.6	Severability

If any provision of this Agreement is held to be invalid or unenforceable for any rea-son it shall be revised rather than rendered void, if possible, in order to achieve the intent of the Parties to this Agreement to the fullest extent possible. In any event, all other provisions of this Agreement shall be deemed valid and enforceable to the fullest extent possible. The same shall apply in case of a gap.

13.7	Amendment

This Agreement (including this Section 13.7) may be amended only (a) prior to Closing by way of a notarial deed in front of a German notary or (b) after Closing in writing through a document duly signed by each Party.

13.8	Assignment

No Party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of the other Parties, provided, however, that the Buyer may assign this Agreement or any rights or obligations hereunder to any of its Affiliates.

13.9	Governing Law

This Agreement shall be governed by and construed in accordance with the substantive laws of Switzerland, excluding its conflict of law principles and international treaties excluding the conflict of law rules and excluding treaties or international conventions such as the UN-Convention on Contracts for the International Sale of Goods dated 11 April 1980.

13.10	Jurisdiction

Any dispute, controversy or claim arising out of or in relation to this Agreement, including the validity, invalidity, breach or termination thereof, shall be submitted to the exclusive jurisdiction of the ordinary courts of Zurich 1, Switzerland.

[Remainder of the page left intentionally blank. Signature pages follow.]

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The Seller 1: Wolfgang Peter Hoppe

Freiburg im Breisgau, Germany, 28 May 2021

/s/ Wolfgang Peter Hoppe
Wolfgang Peter Hoppe

The Seller 2 : Henrik Bulskov

Freiburg im Breisgau, Germany, 28 May 2021

/s/ Wolfgang Hoppe
Name: Wolfgang Hoppe by power of attorney dated 26 May 2021

The Seller 3: Prof. Dr. Joachim Müller-Quernheim

Freiburg im Breisgau, Germany, 28 May 2021

/s/ Joachim Müller-Quernheim
Prof. Dr. Joachim Müller-Quernheim

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The Seller 4: Dr. Björn Christian Frye

Freiburg im Breisgau, Germany, 28 May 2021

/s/ Björn Christian Frye
Dr. Björn Christian Frye

The Seller 5: Marc A. Kessemeier

Freiburg im Breisgau, Germany, 28 May 2021

/s/ Marc A. Kessemeier
Marc A. Kessemeier

The Seller 6: BG Consulter GmbH

Freiburg im Breisgau, Germany, 28 May 2021

/s/ Wolfgang Hoppe
Name: Wolfgang Hoppe
by power of attorney dated 26 May 2021

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The Seller 7: APARA-Bioscience GmbH

Freiburg im Breisgau, Germany, 28 May 2021

/s/ Ulrich Birsner
Name:	Ulrich Birsner
Function:	director

The Seller 8: Ulrich Birsner

Freiburg im Breisgau, Germany, 28 May 2021

/s/ Ulrich Birsner
Ulrich Birsner

The Seller 9: Annette Marlene Schätzle

Freiburg im Breisgau, Germany, 28 May 2021

/s/ Wolfgang Hoppe
Name:	Wolfgang Hoppe
by power of attorney dated 26 May 2021

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The Buyer: RELIEF THERAPEUTICS Holding SA

Freiburg im Breisgau, Germany, 28 May 2021

/s/ Peter Kühn
Name:	Dr. Peter Kühn
by power of attorney dated 25 May 2021